UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2011

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 3.02 (Unregistered Sales of Equity Securities) is hereby incorporated by reference into this Item 1.01.

Item 3.02.	Unregistered Sales of Equity Securities.

On November 8, 2011, Odyssey Marine Exploration, Inc. (“Odyssey”) entered into a securities purchase agreement (the “Purchase Agreement”) with one institutional investor pursuant to which Odyssey issued and sold a senior convertible note in the original principal amount of $10.0 million (the “Initial Note”) and a warrant (the “Warrant”) to purchase up to 1,302,083 shares of Odyssey’s common stock for an aggregate purchase price of $10.0 million. Subject to the satisfaction of conditions set forth in the Purchase Agreement, Odyssey has the right to require the investor to purchase an additional senior convertible note in the original principal amount of up to $5.0 million (the “Additional Note,” and, together with the Initial Note, the “Notes”) on the six-month anniversary of the initial closing date.

The indebtedness evidenced by the Notes bears interest at 8.0% percent per year, payable quarterly, and matures on the 30-month anniversary of the initial closing date. The Notes will amortize in equal monthly installments commencing on the eight-month anniversary of the initial closing date. The Notes may be converted into Odyssey’s common stock, at the option of the holder, at any time following issuance, with respect to the Initial Note, or at any time following six months after the date of issuance, with respect to the Additional Note. The initial conversion price of the Initial Note is $3.74, subject to adjustment as provided in the Initial Note. On the six-month anniversary of the initial closing date, the conversion price applicable to the Initial Note will be adjusted to the lesser of (a) the then current conversion price and (b) the greater of (i) $1.44 and (ii) 110.0% of the market price of Odyssey’s common stock on the six-month anniversary of the initial closing date (as applicable, the “Conversion Price”). The Conversion Price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. Odyssey has agreed to pay each amortization payment in shares of Odyssey’s common stock, if certain conditions are met; provided, that Odyssey may, at its option, elect to pay such amortization payments in cash. The conversion rate applicable to any amortization payment in shares of Odyssey’s common stock will be the lower of (a) the Conversion Price and (b) a price equal to 85.0% of the volume-weighted average price of Odyssey’s shares of common stock for a ten-day period immediately prior to the applicable amortization date.

Under the terms of the Warrant, the holder is entitled to exercise the Warrant to purchase up to 1,302,083 shares of Odyssey’s common stock at an initial exercise price of $4.32 per share, during the five-year period beginning on the six-month anniversary of the initial closing date; provided, that 434,027 shares of the Odyssey’s common stock issuable upon exercise of the Warrant may not be exercised unless the investor has purchased the Additional Note. On the six-month anniversary of the initial closing date, the exercise price applicable to the Warrant will be adjusted to the lesser of (a) the then current exercise price and (b) 125.0% of the market price of Odyssey’s common stock on the six-month anniversary of the initial closing date (as applicable, the “Exercise Price”). The Exercise Price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. Odyssey is generally prohibited from issuing shares of common stock upon exercise of the Warrant if such exercise would cause Odyssey to breach its obligations under the rules or regulations of the stock market on which the common stock is traded.

In connection with the financing, Odyssey entered into a registration rights agreement pursuant to which it agreed to file a registration statement with the Securities and Exchange Commission (with the “SEC”) relating to the offer and sale by the investor of the shares of common stock issuable upon conversion of the Notes and the exercise of the Warrant. Pursuant to the agreement, Odyssey is required to file the registration statement within six months of the initial closing date and to use its best efforts for the registration statement to be declared effective 90 days thereafter (or 120 days thereafter if the registration statement is subject to review by the SEC).

In connection with these transactions, Odyssey paid a placement agent fee of $500,000.

Copies of the securities purchase agreement, the form of senior convertible note, the Warrant, and the registration rights agreement are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, and Exhibit 10.4, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

Item 8.01	Other Events.

During October 2011, we redeemed 20 shares of our Series G Preferred Stock for cash of $5.0 million plus accumulated dividends.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

10.1	Securities Purchase Agreement dated November 8, 2011.

10.2	Form of Senior Convertible Note.

10.3	Warrant to Purchase Common Stock dated November 8, 2011.

10.4	Registration Rights Agreement dated November 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: November 8, 2011	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Securities Purchase Agreement dated November 8, 2011.

10.2	Form of Senior Convertible Note.

10.3	Warrant to Purchase Common Stock dated November 8, 2011.

10.4	Registration Rights Agreement dated November 8, 2011.